EXHIBIT 10.4

Terms of Employment Arrangement
between Bay National Bank
and Mark A. Semanie

Mr. Semanie was employed on an at-will basis at a rate of pay of $180,000 as of September 5, 2008 until his resignation effective December 31, 2008. While employed, Mr. Semanie was also eligible for incentive bonuses at the discretion of the Compensation Committee of the Board of Directors, and was entitled to all benefits available to full time employees of Bay National Bank.

No discretionary bonuses were paid to Mr. Semanie for the period ended December 31, 2008.